Exhibit 99.1

FOR IMMEDIATE RELEASE
(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP.)

Tim Hortons Inc. announces 2013 fourth quarter results:

Same-store sales growth finished ahead of full year
Quarterly dividend increased 23.1% to $0.32 per common share;
New share repurchase program of up to $440 million announced

Financial & Sales Highlights

Performance	Q4 2013	Q4 2012	% Change	2013 Full Year	2012 Full Year	% Change
Total revenues	$898.5	$811.6	10.7%	$3,255.5	$3,120.5	4.3%
Operating income	$147.8	$150.4	(1.8)%	$621.1	$594.5	4.5%
Adjusted operating income(1)	$167.5	$159.4	5.1%	$651.9	$613.4	6.3%
Effective tax rate	25.2%	28.9%		26.8%	27.7%
Net income attributable to THI	$100.6	$100.3	0.3%	$424.4	$402.9	5.3%
Diluted earnings per share attributable to THI (“EPS”)	$0.69	$0.65	6.2%	$2.82	$2.59	8.9%
Fully diluted shares	145.5	154.1	(5.6)%	150.6	155.7	(3.2)%

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

(1)
Adjusted operating income is a non-GAAP measure, and excludes corporate reorganization expenses of $0.7 million in Q4 2013 ($11.8 million in fiscal 2013), Cold Stone Creamery de-branding costs of $19.0 million in Q4 2013 ($19.0 million in fiscal 2013), and corporate reorganization expenses of $9.0 million in Q4 2012 ($18.9 million in fiscal 2012). Please refer to “Information on non-GAAP Measure” and the reconciliation information in footnote (3) of this release for details of reconciling items.

Same-Store Sales(2)	Q4 2013	Q4 2012	2013 Full Year	2012 Full Year
Canada	1.6%	2.6%	1.1%	2.8%
U.S.	3.1%	3.2%	1.8%	4.6%

(2)	Includes average same-store sales at franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	In Q4 both the Canadian and U.S. segments delivered same-store sales growth ahead of full year

•	Q4 operating income affected by decisions to de-brand Cold Stone Creamery within Tim Hortons locations in Canada, and to close certain underperforming restaurants in the U.S.

•	Completed 139 restaurant renovations and 639 drive-thru enhancements in Canada in Q4

•	Completed $450 million private offering of senior unsecured notes during the fourth quarter

•	Quarterly dividend increased 23.1% to $0.32 per common share

•	Announced new share repurchase program of up to $440 million

•	2014 performance and financial targets announced

OAKVILLE, ONTARIO, (February 20, 2014): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the fourth quarter and fiscal year ended December 29, 2013.

"During the fourth quarter, we made important strides to position the Company for further success," said Marc Caira, president and CEO. "We have worked to enhance our capital structure, as well as simplify our operations, strengthen our menu, and refresh our restaurants, all to provide the ultimate guest experience. I believe the choices we are making today and the strategic roadmap we are developing will set the stage for continued long-term growth and profitability."

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the fourth quarter of 2013 compared to the fourth quarter of 2012, unless otherwise noted.

Systemwide sales(4) increased 5.4% on a constant currency basis. This growth resulted from new restaurant development in Canada and the U.S., and from same-store sales growth of 1.6% in Canada and 3.1% in the U.S.

Total revenues increased 10.7% to $898.5 million compared to $811.6 million last year. The revenue growth rate outpaced that of systemwide sales due to a significant increase in franchise fees, primarily resulting from higher levels of renovations and standard restaurant development, which also led to a significant increase in franchise fee costs. Increases of 6.0% in rents and royalties revenues and 5.2% in distribution sales were more in line with the growth in systemwide sales.

Variable interest entities ("VIEs") sales increased 5.0%, as higher sales more than offset a slight decline in the number of non-owned restaurants consolidated for accounting purposes compared to the fourth quarter of 2012.

Cost of sales increased by 3.7%, which was below the growth rate of sales due to lower underlying commodity costs. Franchise fee costs grew significantly due to increased renovation and development activity. G&A expenses increased by 6.7%, resulting primarily from higher professional fees. We recognized corporate reorganization expenses of $0.7 million, compared to $9.0 million in the fourth quarter of 2012. Operating expenses increased by 24.6%, which includes U.S. restaurant closure costs, as described below.

Operating income of $147.8 million was down 1.8% from $150.4 million a year earlier. Two key decisions impacted operating income during the fourth quarter. The first decision was to remove Cold Stone Creamery from Tim Hortons locations in Canada, following an evaluation of strategic considerations and the overall performance of the Cold Stone Creamery business in Tim Hortons restaurants in Canada. This decision, which will allow our restaurant owners to simplify their operations and focus entirely on their core business, resulted in de-branding costs of $19.0 million in the fourth quarter. This decision does not affect our U.S. Cold Stone Creamery co-branded operations, as the nature of the business, and the support required by the Company, is significantly different than in Canada. The second decision was to close a small number of underperforming restaurants in various U.S. markets in the fourth quarter, resulting in a $6.6 million charge, which has been included in operating expenses.

Adjusted operating income(3) of $167.5 million, which excludes the impact of the corporate reorganization and Cold Stone Creamery de-branding costs, increased 5.1%, in line with systemwide sales growth. (Please refer to “Information on non-GAAP Measure” below for a reconciliation of adjusted operating income to operating income, the most directly comparable GAAP measure).

Net income attributable to Tim Hortons Inc. was $100.6 million, a slight increase from $100.3 million a year earlier, as the impact of a lower effective tax rate, due to certain discrete items recognized in Q4 2013, was offset by reduced operating income.

EPS of $0.69 grew by $0.04 or 6.2% due to the expanded share repurchase program, which led to a decrease of 8.6 million shares outstanding year-over-year. The Cold Stone Creamery de-branding costs and corporate reorganization expenses negatively impacted EPS by $0.11 in Q4 2013, and corporate reorganization expenses negatively impacted EPS by $0.04 in Q4 2012.

For the full year, systemwide sales(4) increased 4.7% in 2013, on a constant currency basis. Total revenues rose 4.3% to $3.3 billion compared to $3.1 billion last year. Operating income was $621.1 million, up 4.5% from $594.5 million in 2012. Adjusted operating income(3) grew 6.3% to $651.9 million. (Please refer to “Information on Non-GAAP Measure” below for a reconciliation of adjusted operating income to operating income, the nearest GAAP measure.) Net income attributable to THI in 2013 was up 5.3% to $424.4 million.

EPS for the full year was $2.82, representing growth of 8.9%. The 2013 earnings outlook we communicated in February 2013 of $2.87 to $2.97 per share did not include the $0.06 per share corporate reorganization charge taken during the fiscal year, and did not contemplate the $0.10 per share impact of the Cold Stone Creamery de-branding. Full-year EPS benefited from 3.2% fewer shares in 2013, due to our share repurchase program, which was expanded mid-year. EPS also benefited from an effective tax rate of 26.8% for the full year, compared to the 28% rate assumed in our earnings outlook, and 27.7% in 2012.

Segmented Performance Commentary

We have reclassified the segment data for 2012 to conform to the current period’s presentation, consistent with changes to our reportable segments announced in 2013.

We grew same-store sales in both Canada and the U.S. in the fourth quarter, in the face of ongoing challenges relating to macro-economic conditions, weak consumer confidence and persistent competitive intensity in the quick service restaurant sector.

Canada

Same-store sales in our Canadian segment grew by 1.6%, due to gains in average cheque, driven by favourable product mix and pricing. Same-store transactions were lower year-over-year, while systemwide transactions grew as a result of new restaurants added to our system.

Operating income in the Canadian segment was $165.5 million, a decrease of $3.8 million or 2.3%. The $19.0 million charge related to the removal of Cold Stone Creamery from Canadian Tim Hortons locations had the effect of reducing segment operating income growth by 11.2%. A higher allocation of supply chain income and increased rents and royalties income, both resulting from systemwide sales growth of 4.7%, and increased franchise fee income due to additional restaurant sales and renovations, contributed positively to operating income. We opened 89 restaurants in Canada in the fourth quarter.

On a full-year basis, 2013 same-store sales growth of 1.1% in the Canadian segment was below our original target range of 2% to 4%; we believe this was due to ongoing challenging economic conditions and increased competitive intensity in our industry. We opened 168 restaurants in 2013, within our targeted range of 160-180 openings, and we closed 16 locations. The Canadian segment delivered operating income of $665.7 million, an increase of 1.8% over 2012.

United States

U.S. same-store sales increased by 3.1% in the quarter, driven primarily by favourable product mix and pricing.

The U.S. segment had an operating loss of $1.1 million, compared to operating income of $2.4 million in the fourth quarter of 2012. Operating income was negatively affected by $6.6 million of restaurant closure costs. The segment benefited from increased franchise fee income due to a higher number of franchised restaurant openings, and from systemwide sales growth of 10.7%, which led to increased rents and royalties income. We opened 53 restaurants in the U.S. during the quarter.

On a full-year basis, same-store sales growth of 1.8% in the U.S. segment was below our targeted range of 3% to 5% growth. We opened 79 new locations in the U.S. in 2013, comprised of 74 standard and non-standard full-serve restaurants and five self-serve kiosks. Our targeted range was 70 to 90 full-serve restaurants. We also closed 20 full-serve and four self-serve locations during the year. Operating income for the segment was $5.1 million in 2013, compared to $9.6 million in 2012.

Corporate services

The operating loss in the Corporate services segment was $18.1 million, compared to a loss of $14.1 million in the fourth quarter of 2012. The increased loss was driven by higher G&A expenses associated with strategic activities, and by reduced distribution income due to the reversal of favourability from commodity cost changes recognized earlier in the year, as anticipated. The full-year operating loss in the segment was $44.5 million, compared to a loss of $57.0 million in 2012.

Our international partner, Apparel FZCO, opened five restaurants in the Gulf Cooperation Council (GCC) during the fourth quarter, and 14 locations for the full year. At year-end, we had 38 restaurants in the GCC.

Significant Developments & Initiatives

Private offering of $450 million Senior Notes completed

During the fourth quarter of 2013, we successfully completed a Canadian private placement of $450 million principal amount of senior unsecured 4.52% notes, due December 1, 2023. The debt offering was significantly oversubscribed, indicating strong market support for the Company. Net proceeds from the offering were used primarily to repay a bridge credit facility, which is available for general corporate purposes including share repurchases. The debt offering represented the first phase of our plan to raise up to $900 million in additional debt, as approved by our Board of Directors in August 2013.

Board declares dividend payment of $0.32 per common share

The Board of Directors has approved an increase in the quarterly dividend of approximately 23.1%, to $0.32 per common share, payable on March 18, 2014, to shareholders of record as of the close of business on March 3, 2014. The payment of future dividends remains subject to Board approval. Dividends declared will be paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by CDS Clearing and Depository Services Inc. for beneficial shareholders.

New share repurchase program of up to $440 million announced

Tim Hortons has obtained regulatory approval from the Toronto Stock Exchange (TSX) to commence a new share repurchase program for up to $440 million in common shares, not to exceed the regulatory maximum of 13,726,219 shares, representing 10% of the Company’s public float as of February 14th, 2014, as defined under TSX rules. This normal course issuer bid is planned to commence on February 28th, 2014 and to expire on February 27th, 2015. The new program reflects the amount required to complete our expanded share repurchase, as approved by the Board in August 2013, in addition to our traditional annual program.

We have provided additional details on our new share repurchase program in a separate press release issued February 20, 2014.

Expanding single-serve coffee to retail channels

The Company announced that it will begin selling its single-serve coffee through the grocery channel this summer. We currently sell premium Tim Hortons coffee in the TASSIMO® and Tim Hortons RealCupTM formats exclusively through our network of nearly 4,500 restaurants, online through our website, and in the U.S. through selective other channels. By adding the grocery channel, through which we already distribute our canned coffee, we will increase the convenience for consumers who wish to purchase and enjoy Tim Hortons products. We anticipate that responding to this unmet consumer need will benefit both the Company and our restaurant owners.

Investor Conference and 2014 Outlook

On February 25th, 2014, we will communicate our strategic roadmap, including growth initiatives and long-term financial aspirations beyond 2014. Our Investor Conference will be webcast live, beginning at 11:00 a.m. (EST), at www.timhortons-invest.com under the Events and Presentations tab.

In 2014 we anticipate continued growth, but we will also be investing in key drivers intended to facilitate accelerated growth beyond 2014, which will be outlined at the Investor Conference. The Company has established the following 2014 performance targets:

•	Diluted earnings per share (EPS) of $3.17 to $3.27

•	2014 same-store sales growth of 1% to 3% in Canada and 2% to 4% in the U.S.

•	A total of 215 to 255 restaurant openings in Canada, the U.S. and the Gulf Cooperation Council, including:

•	140 to 160 restaurant openings in Canada, approximately evenly split between standard and non-standard format restaurants

•	40 to 60 full-serve restaurant openings in the U.S., approximately evenly split between standard and non-standard format restaurants

•	Capital expenditures between $180 million to $220 million, including approximately
US$30 million in the U.S.

•	Effective tax rate of approximately 29%.

The operational objectives and financial outlook (collectively, targets) set forth above are for 2014 only, are forward-looking, and are based on our expectations and outlook and shall be effective only as of the date the targets were originally issued. The targets established for 2014 are based on accounting, tax and/or other regulatory or legislative rules in place at the time the targets were issued. The impact of future changes in accounting, tax and/or other regulatory or legislative rules that may or may not become effective in fiscal 2014, changes to our share repurchase activities, and accounting, tax, audit or other matters not contemplated at the time the targets were established, could affect our business and are not included in the determination of these targets.

Except as required by applicable securities laws, we do not intend to update our annual targets. These targets and our performance generally are subject to various risks and uncertainties ("risk factors") which may impact future performance and our achievement of these targets. Refer to our safe harbor statement, which incorporates by reference our "risk factors," set forth at the end of this release, and our Annual Report on Form 10-K for 2012 filed on February 21st, 2013, our Quarterly Report on Form 10-Q filed on November 7th, 2013, and our Annual Report on Form 10-K for 2013 (expected to be filed on or about February 25th, 2014).

Annual Meeting of Shareholders
The Board of Directors has set a record date of March 11th, 2014 for the annual meeting of shareholders. The meeting will be held on Thursday, May 8th at 10:30 a.m. EDT at the Metro Toronto Convention Centre, 255 Front Street West, in Toronto, Ontario.

Tim Hortons conference call today at 10:00 a.m. (EST) Thursday, February 20, 2014

Tim Hortons will host a conference call today to discuss fourth quarter results, scheduled to begin at 10:00 a.m. (EST). The dial-in number is (416) 915-3239 or (877) 881-1303. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until February 27, 2014 and can be accessed at (800) 319-6413. The call replay reservation number is 6842#. The call and presentation material will also be archived for one year in the Events and Presentations section of our website.
Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2012 Annual Report on Form 10-K filed February 21st, 2013, our Quarterly Report on Form 10-Q filed on November 7th, 2013, and our 2013 Annual Report on Form 10-K expected to be filed on or about February 25th, 2014 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in, or implied by, forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition or in volume or type of competitive activity within the quick service restaurant segment of the food service industry; our ability to obtain financing on favourable terms; our ability to maintain investment grade credit ratings; prospects and execution risks concerning our U.S. market strategy; general worldwide economic conditions; cost and availability of commodities; the ability to retain our senior management team or the inability to attract and retain qualified personnel; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; and there being no significant change in the Company’s ability to comply with current or future regulatory requirements.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company's Safe Harbor Statement at www.timhortons.com/ca/en/about/safeharbor.html.

(3) Information on non-GAAP Measure
Adjusted operating income is a non-GAAP measure. Management uses adjusted operating income to assist in the evaluation of year-over-year performance and believes that it will be helpful to investors as a measure of underlying operational growth rates. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. The Company’s use of the term adjusted operating income may differ from similar measures reported by other companies. The reconciliation of operating income, a GAAP measure, to adjusted operating income, a non-GAAP measure, is set forth in the table below:

Reconciliation of Adjusted Operating Income

	Q4 2013	Q4 2012	YTD 2013	YTD 2012
	(in millions)		(in millions)
Operating income	$147.8	$150.4	$621.1	$594.5
Add: Corporate reorganization expenses	0.7	9.0	11.8	18.9
Add: Cold Stone Creamery de-branding costs	19.0	0.0	19.0	0.0
Adjusted operating income	$167.5	$159.4	$651.9	$613.4
______________
All numbers rounded

(4) Total systemwide sales growth includes restaurant level sales at both Company-operated and franchised restaurants. Approximately 99.6% of our systemwide restaurants were franchised as at December 29, 2013. Systemwide sales growth is determined using a constant exchange rate where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the fourth quarter of 2013, systemwide sales on a constant currency basis increased 5.4% compared to the fourth quarter of 2012. Systemwide sales growth in Canadian dollars, including the effects of foreign currency translation, was 5.9% in the fourth quarter of 2013. Full-year systemwide sales increased 4.7% on a constant currency basis in 2013, and 5.0% in Canadian dollars. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales and same-store sales growth provide meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Condensed Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules). The amount of systemwide sales impacts our rental and royalties revenues, as well as distribution revenues.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of December 29, 2013, Tim Hortons had 4,485 systemwide restaurants, including 3,588 in Canada, 859 in the United States and 38 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:
Investors: Scott Bonikowsky, (905) 339-6186 or bonikowsky_scott@timhortons.com
Media: Olga Petrycki, (905) 339-5960 or petrycki_olga@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	Fourth quarter ended
	December 29, 2013	December 30, 2012	$ Change	% Change
Revenues
Sales	$597,655	$570,044	$27,611	4.8%
Franchise revenues
Rents and royalties	212,364	200,277	12,087	6.0%
Franchise fees	88,485	41,278	47,207	n/m
	300,849	241,555	59,294	24.5%
Total revenues	898,504	811,599	86,905	10.7%
Costs and expenses
Cost of sales	520,601	501,901	18,700	3.7%
Operating expenses	90,810	72,877	17,933	24.6%
Franchise fee costs	78,862	39,485	39,377	n/m
General and administrative expenses	44,030	41,277	2,753	6.7%
Equity (income)	(3,830)	(3,637)	(193)	5.3%
Corporate reorganization expenses	729	9,032	(8,303)	n/m
De-branding costs	19,016	—	19,016	n/m
Other (income) expense, net	515	260	255	n/m
Total costs and expenses, net	750,733	661,195	89,538	13.5%
Operating income	147,771	150,404	(2,633)	(1.8)%
Interest (expense)	(12,087)	(8,652)	(3,435)	39.7%
Interest income	974	1,102	(128)	(11.6)%
Income before income taxes	136,658	142,854	(6,196)	(4.3)%
Income taxes	34,449	41,258	(6,809)	(16.5)%
Net income	102,209	101,596	613	0.6%
Net income attributable to non controlling interests	1,610	1,255	355	28.3%
Net income attributable to Tim Hortons Inc.	$100,599	$100,341	$258	0.3%
Basic earnings per common share attributable to Tim Hortons Inc.	$0.69	$0.65	0.04	6.2%
Diluted earnings per common share attributable to Tim Hortons Inc.	$0.69	$0.65	0.04	6.2%
Weighted average number of common shares outstanding (in thousands) – Basic	145,083	153,713	(8,630)	(5.6)%
Weighted average number of common shares outstanding (in thousands) – Diluted	145,533	154,142	(8,609)	(5.6)%
Dividends per common share	$0.26	$0.21	0.05

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	Year-ended
	December 29, 2013	December 30, 2012	$ Change	% Change
Revenues
Sales	$2,265,884	$2,225,659	$40,225	1.8%
Franchise revenues
Rents and royalties	821,221	780,992	40,229	5.2%
Franchise fees	168,428	113,853	54,575	47.9%
	989,649	894,845	94,804	10.6%
Total revenues	3,255,533	3,120,504	135,029	4.3%
Costs and expenses
Cost of sales	1,972,903	1,957,338	15,565	0.8%
Operating expenses	321,836	284,321	37,515	13.2%
Franchise fee costs	162,605	116,644	45,961	39.4%
General and administrative expenses	159,523	163,885	(4,362)	(2.7)%
Equity (income)	(15,170)	(14,693)	(477)	3.2%
Corporate reorganization expenses	11,761	18,874	(7,113)	(37.7)%
De-branding costs	19,016	—	19,016	n/m
Asset impairment	2,889	(372)	3,261	n/m
Other (income) expense, net	(925)	(18)	(907)	n/m
Total costs and expenses, net	2,634,438	2,525,979	108,459	4.3%
Operating income	621,095	594,525	26,570	4.5%
Interest (expense)	(39,078)	(33,709)	(5,369)	15.9%
Interest income	3,612	3,296	316	9.6%
Income before income taxes	585,629	564,112	21,517	3.8%
Income taxes	156,980	156,346	634	0.4%
Net income	428,649	407,766	20,883	5.1%
Net income attributable to non controlling interests	4,280	4,881	(601)	(12.3)%
Net income attributable to Tim Hortons Inc.	$424,369	$402,885	$21,484	5.3%
Basic earnings per common share attributable to Tim Hortons Inc.	$2.83	$2.60	0.23	8.8%
Diluted earnings per common share attributable to Tim Hortons Inc.	$2.82	$2.59	0.23	8.9%
Weighted average number of common shares outstanding (in thousands) – Basic	150,155	155,160	(5,005)	(3.2)%
Weighted average number of common shares outstanding (in thousands) – Diluted	150,622	155,676	(5,054)	(3.2)%
Dividends per common share	$1.04	$0.84	0.20

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	As at
	December 29, 2013	December 30, 2012
Assets
Current assets
Cash and cash equivalents	$50,414	$120,139
Restricted cash and cash equivalents	155,006	150,574
Accounts receivable, net	210,664	171,605
Notes receivable, net	4,631	7,531
Deferred income taxes	10,165	7,142
Inventories and other, net	104,326	107,000
Advertising fund restricted assets	39,783	45,337
Total current assets	574,989	609,328
Property and equipment, net	1,685,043	1,553,308
Notes receivable, net	4,483	1,246
Deferred income taxes	11,018	10,559
Equity investments	40,738	41,268
Other assets	117,552	68,470
Total assets	$2,433,823	$2,284,179
Liabilities and equity
Current liabilities
Accounts payable	$204,514	$169,762
Accrued liabilities	274,008	227,739
Deferred income taxes	—	197
Advertising fund liabilities	59,912	44,893
Short-term borrowings	30,000	—
Current portion of long-term obligations	17,782	20,781
Total current liabilities	586,216	463,372
Long-term obligations
Long-term debt	843,020	406,320
Capital leases	121,049	104,383
Deferred income taxes	9,929	10,399
Other long-term liabilities	112,090	109,614
Total long-term obligations	1,086,088	630,716
Commitments and contingencies
Equity
Equity of Tim Hortons Inc.
Common shares ($2.84 stated value per share). Authorized: unlimited shares. Issued: 141,329,010 and 153,404,839 shares, respectively	400,738	435,033
Common shares held in Trust, at cost: 293,816 and 316,923 shares, respectively	(12,924)	(13,356)
Contributed surplus	11,033	10,970
Retained earnings	474,409	893,619
Accumulated other comprehensive loss	(112,102)	(139,028)
Total equity of Tim Hortons Inc.	761,154	1,187,238
Non controlling interests	365	2,853
Total equity	761,519	1,190,091
Total liabilities and equity	$2,433,823	$2,284,179

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of Canadian dollars)
(Unaudited)

	Year-ended
	December 29, 2013	December 30, 2012
Cash flows provided from (used in) operating activities
Net income	$428,649	$407,766
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	161,809	132,167
Stock-based compensation expense	21,989	11,862
Deferred income taxes	(4,885)	5,065
Changes in operating assets and liabilities
Restricted cash and cash equivalents	(3,391)	(20,182)
Accounts receivable	(24,650)	(1,346)
Inventories and other	2,836	33,415
Accounts payable and accrued liabilities	46,766	6,692
Taxes	6,092	(18,065)
Settlement of interest rate forwards	(9,841)	—
Deposit with tax authorities	(36,532)	—
Other	9,893	1,913
Net cash provided from operating activities	598,735	559,287
Cash flows (used in) provided from investing activities
Capital expenditures	(221,000)	(186,777)
Capital expenditures – Advertising fund	(21,970)	(49,031)
Other investing activities	5,708	(6,400)
Net cash (used in) investing activities	(237,262)	(242,208)
Cash flows (used in) provided from financing activities
Repurchase of common shares	(720,549)	(225,200)
Dividend payments to common shareholders	(156,141)	(130,509)
Distributions, net to non controlling interest	(2,858)	(3,913)
Net proceeds from issue of debt	448,092	—
Net proceeds from issue of debt – Advertising fund	—	51,850
Short-term borrowing	30,000	—
Principal payments on long-term debt obligations	(36,175)	(7,710)
Other financing activities	3,550	(6,885)
Net cash (used in) financing activities	(434,081)	(322,367)
Effect of exchange rate changes on cash	2,883	(1,070)
(Decrease) in cash and cash equivalents	(69,725)	(6,358)
Cash and cash equivalents at beginning of period	120,139	126,497
Cash and cash equivalents at end of period	$50,414	$120,139
Supplemental disclosures of cash flow information:
Interest paid	$36,268	$31,447
Income taxes paid	$191,503	$175,877
Non-cash investing and financing activities:
Capital lease obligations incurred	$34,712	$26,095

TIM HORTONS INC. AND SUBSIDIARIES
SEGMENT REPORTING
(in thousands of Canadian dollars)
(Unaudited)

	Fourth quarter ended		Year-ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Revenues(1)
Canada	$732,997	$671,993	$2,660,358	$2,595,921
U.S.	64,539	44,886	197,226	165,723
Corporate services	4,645	3,276	17,388	15,231
Total reportable segments	802,181	720,155	2,874,972	2,776,875
VIEs(2)	96,323	91,444	380,561	343,629
Total	$898,504	$811,599	$3,255,533	$3,120,504
Operating Income (Loss)
Canada	$165,497	$169,340	$665,675	$653,916
U.S.	(1,107)	2,407	5,107	9,620
Corporate services	(18,103)	(14,111)	(44,517)	(57,013)
Total reportable segments	146,287	157,636	626,265	606,523
VIEs(2)	2,213	1,800	6,591	6,876
Corporate reorganization expenses	(729)	(9,032)	(11,761)	(18,874)
Consolidated Operating Income	147,771	150,404	621,095	594,525
Interest, net	(11,113)	(7,550)	(35,466)	(30,413)
Income before income taxes	$136,658	$142,854	$585,629	$564,112
________________

(1)	There are no inter-segment revenues included in the above table.

(2)	Variable interest entities.
Consolidated Sales and Cost of sales comprise the following:

	Fourth quarter ended		Year-ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Sales
Distribution sales	$498,907	$474,438	$1,872,296	$1,860,683
Company-operated restaurant sales	5,171	6,515	23,738	26,970
Sales from VIEs	93,577	89,091	369,850	338,006
Total Sales	$597,655	$570,044	$2,265,884	$2,225,659

	Fourth quarter ended		Year-ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Cost of sales
Distribution cost of sales	$433,996	$416,480	$1,619,858	$1,631,091
Company-operated restaurant cost of sales	5,616	7,038	25,446	28,857
Cost of sales from VIEs	80,989	78,383	327,599	297,390
Total Cost of sales	$520,601	$501,901	$1,972,903	$1,957,338

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales
Sales include Distribution sales, sales from Company-operated restaurants, and sales from consolidated Non-owned restaurants. Distribution sales comprise sales of products (including a minimal amount of manufacturing product sales to third parties), supplies, and restaurant equipment excluding equipment sales related to initial restaurant establishment or renovations (see “Franchise Fees”) that are shipped directly from our warehouses or by third-party distributors to restaurants or retailers through our supply chain. Sales from Company-operated restaurants and consolidated Non-owned restaurants comprise restaurant-level sales to our guests. The consolidation of Non-owned restaurants essentially replaces our rents and royalties with restaurant sales, which are included in VIEs’ sales.

Rents and royalties	Includes royalties and rental revenues earned, net of relief, and certain advertising levies associated with our Ad Fund relating primarily to the Expanded Menu Board Program.

Franchise fees	Includes revenues derived from license fees and equipment packages, at initiation of a restaurant and in connection with the renewal or renovation, and revenues related to master license agreements.

Cost of sales
Cost of sales includes costs associated with the management of our supply chain, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to restaurants for which we manage the supply chain logistics, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs of Company-operated restaurants and consolidated Non-owned restaurants.

Operating expenses
Includes property-related costs, including depreciation and rent expense related to properties leased to restaurant owners and other property-related costs. Also included are certain operating expenses related to our distribution business such as utilities and product development costs.

Franchise fee costs
Includes the cost of equipment sold to restaurant owners at the commencement or in connection with the renovation of their restaurant business, including training and other costs necessary to assist with a successful restaurant opening. Also includes support costs related to project-related and/or operational initiatives.

General and administrative expenses
Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, depreciation of head office buildings and office equipment, and the majority of our information technology systems.

Corporate reorganization expenses	Includes termination costs and professional fees related to the implementation of our new Corporate Centre and Business Unit organizational structure, as well as CEO transition costs.

De-branding costs	Represents de-branding costs related to removing the Cold Stone Creamery brand from Tim Hortons restaurants in Canada.

Asset Impairment	Represents non-cash charges relating to the impairment of long-lived assets, including any reversals of previously recognized charges deemed no longer required.

Other (income) expense, net	Includes (income) expenses that are not directly derived from the Company's primary businesses, such as foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.